                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-130921

PROSPECTUS

                                5,771,661 SHARES



                              OVERHILL FARMS, INC.

                                  COMMON STOCK
                              _____________________

         This is a public offering of 5,771,661 shares of our common stock. All shares are being offered by selling security holders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling security holders. Our common stock is listed and trades on the American Stock Exchange ("Amex"), under the symbol "OFI." On April 12, 2006, the closing sale price of our common stock on Amex was $3.04 per share.

         The mailing address and the telephone number of our principal executive offices are 2727 East Vernon Avenue, Vernon, California 90058, (323) 582-9977.
                              _____________________

         Investing in our shares of common stock involves risks. See "Risk Factors" beginning on page 6 for factors you should consider before buying shares of our common stock.
                              _____________________

         THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND THE SELLING SECURITY HOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS APRIL 13, 2006.



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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Prospectus Summary.............................................................2
Risk Factors...................................................................6
Special Note Regarding Forward-Looking Statements.............................12
Use of Proceeds...............................................................12
Dividend Policy...............................................................12
Selling Security Holders......................................................12
Plan of Distribution..........................................................15
Indemnification of Directors and Officers.....................................17
Incorporation of Certain Information by Reference.............................19
Where You Can Find Additional Information.....................................19
Legal Matters.................................................................20
Experts.......................................................................20
Transfer Agent and Registrar..................................................20

                               PROSPECTUS SUMMARY

         TO FULLY UNDERSTAND THIS OFFERING AND ITS CONSEQUENCES TO YOU, YOU SHOULD READ THE FOLLOWING SUMMARY ALONG WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. IN THIS PROSPECTUS, THE WORDS "WE," "US," "OUR" AND SIMILAR TERMS REFER TO OVERHILL FARMS, INC. UNLESS THE CONTEXT PROVIDES OTHERWISE.

                              OVERHILL FARMS, INC.

HISTORY AND CORPORATE INFORMATION

         Overhill Farms, Inc. was formed in 1995 as a Nevada corporation. We sell our products nationwide. Our principal executive offices are located at 2727 East Vernon Avenue, Vernon, California 90058. Our telephone number is (323) 582-9977. Our Internet address is http://www.overhillfarms.com. Information contained on, or that is accessible through, our website should not be considered to be part of this prospectus.

         We were a 99%-owned subsidiary of TreeCon Resources, Inc., formerly known as Polyphase Corporation and Overhill Corporation, until the completion of a spin-off in October 2002. In the spin-off, TreeCon Resources distributed all of the outstanding shares of our common stock that it owned to the holders of record of TreeCon Resources common stock as of the close of business on September 30, 2002.

PRODUCTS AND SERVICES

         We are a value-added manufacturer of quality frozen food products including entrees, plated meals, meal components, soups, sauces, poultry, meat and fish specialties. We provide custom prepared foods to a number of prominent nationally recognized customers such as Panda Restaurant Group, Inc., Jenny Craig, Inc., American Airlines, Inc., Safeway Inc. and Pinnacle Foods Corporation.

SALES AND MARKETING

         We market our products through both an internal sales force and outside food brokers. Historically, we have served foodservice, retail and airline customers.

         A significant portion of our total net revenues during the last two fiscal years was derived from two customers. Panda Restaurant Group, Inc. and Jenny Craig, Inc. accounted for approximately 31% and 19%, respectively, of our revenues for the fiscal year ended October 2, 2005. Panda Restaurant Group, Inc. and Jenny Craig, Inc. accounted for approximately 37% and 23%, respectively, of our revenues for the three months ended January 1, 2006. We continue to expand our retail and foodservice customer base with the goal of reducing our reliance on a small concentration of accounts.


MANUFACTURING AND SOURCING

         We completed the implementation of a major program to improve manufacturing efficiencies. These initiatives included the consolidation of most of our home office, manufacturing and warehousing, product development and marketing and quality control facilities into a single manufacturing facility in Vernon, California in 2003. We also maintain a facility primarily for cooking protein. We added equipment to improve freezing capabilities and to automate some operations in both facilities.

         Our ability to economically produce large quantities of our products while maintaining a high degree of quality is partially dependent on our ability to procure raw materials on an economical cost basis. We rely on several large suppliers for our poultry products and purchase the remaining raw materials from suppliers in the open market. We do not anticipate any particular difficulty in acquiring these materials in the future. We store raw materials, packaging and finished goods on-site or in public frozen food storage facilities until shipment. We negotiate supply contracts at fixed prices when possible to protect against market fluctuation risk.

BACKLOG

         We typically deliver products directly from finished goods inventory. As a result, we do not maintain a large backlog of unfilled purchase orders. While at any given time there may be a small backlog of orders, our backlog is not material in relation to total revenues, nor is it necessarily indicative of trends in our business. Some orders are subject to changes in quantities or to cancellation with 30 days' notice without penalties to customers.

COMPETITION

         Our products compete with products produced by numerous regional and national firms. Many of these companies are divisions of larger fully integrated companies such as Tyson Foods and ConAgra. Competition is intense with most firms producing similar products for the foodservice and retail industries. Competitive factors include price, product quality, flexibility, product development, customer service and, on a retail basis, name recognition. We are competitive in this market as a result of our ability to produce mid-sized/custom product runs, within a short time frame and on a cost effective basis.

PRODUCT DEVELOPMENT AND MARKETING

         We maintain a comprehensive, fully staffed research and development department that formulates recipes and upgrades specific products for current and prospective customers and establishes production and quality standards. We develop products based upon customers' specifications, conventional recipes, new product developments or our own product initiatives. We are continuously developing recipes as customers' tastes and client requirements change. We also maintain a quality control department for testing and quality control.

INTELLECTUAL PROPERTY

         We have registered the trademark "Overhill Farms," among others, in the United States Patent and Trademark Office, and previously acquired other trademarks including, among others, "Chicago Brothers" and "Florence Pasta and Cheese."

EMPLOYEES

         Our total hourly and salaried workforce consisted of approximately 830 employees at January 1, 2006. Most of our operations are labor intensive, generally requiring semi-skilled employees. The manufacturing employees are unionized with United Food & Commercial Workers Union, Local 770 under a three-year contract renewed effective March 1, 2005. We believe our relations with the union to be good.


REGULATION

         Food manufacturers are subject to strict government regulation, particularly in the health and environmental areas, by the United States Department of Agriculture, also called the "USDA," the Food and Drug Administration, or the "FDA," Occupational Safety and Health Administration, or "OSHA," and the Environmental Protection Agency, or the "EPA." Our food processing facilities are subject to on-site examination, inspection and regulation by the USDA. Compliance with the current applicable federal, state and local environmental regulations has not adversely affected our financial position, results of operations or competitive position and we expect that regulations will not negatively impact us in the future. To date, we have never been required to recall any of our products. Since 1997, we have used a Hazard Analysis Critical Point Plan to ensure proper handling of all food items.

                                  THE OFFERING

         This prospectus covers the resale by the selling security holders of the shares of common stock described below:

Outstanding shares of common stock  5,771,661 shares

Use of proceeds                     All proceeds of this offering will be
                                    received by selling security holders for their own accounts. See "Use of Proceeds."

Amex trading symbol                 OFI

Risk factors                        You should read the "Risk Factors" beginning
                                    on page 6, as well as other cautionary
                                    statements throughout or incorporated by reference in this prospectus, before investing in shares of our common stock.

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                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

         The following table sets forth selected historical financial data of Overhill Farms, Inc. The selected financial data as of and for each of the last three fiscal years has been derived from the audited financial statements of Overhill Farms, Inc. that are incorporated by reference into this prospectus. The selected financial data as of and for the fiscal quarter ended January 1, 2006 has been derived from the unaudited financial statements of Overhill Farms, Inc. that are incorporated by reference into this prospectus.

         Comparability of the data is affected by fiscal year 2005 being a 53-week period and fiscal years 2003 and 2004 being 52-week periods. In addition, the data may not necessarily be indicative of our future results of operations or financial position.

         The historical data should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included in our latest annual report on Form 10-K and our latest quarterly report on Form 10-Q, as amended.

                             FISCAL QUARTER
                                 ENDED                           FISCAL YEAR ENDED
                           --------------------   -------------------------------------------------
STATEMENT OF OPERATIONS        JANUARY 1,            OCTOBER 2,    SEPTEMBER 26,   SEPTEMBER 28,
DATA                             2006                  2005            2004            2003
(IN THOUSANDS, EXCEPT            ----                  ----            ----            ----
 PER SHARE DATA):
Net revenues                      $39,589              $162,566        $133,957        $136,950
Operating income                    2,544                11,903           6,245           1,842
Income (loss) before
   extraordinary items                607                 3,696          (2,142)         (6,422)
Net income (loss)                     607                 3,696          (2,142)         (6,422)
Net income (loss) per
   share - Basic (a)                $0.04                 $0.25          $(0.14)         $(0.53)
Net income (loss) per
   share - Diluted (a)              $0.04                 $0.24          $(0.14)         $(0.53)

                              AS OF FISCAL
                             QUARTER ENDED                     AS OF FISCAL YEAR ENDED
                           -------------------     ------------------------------------------------
BALANCE SHEET DATA             JANUARY 1,            OCTOBER 2,    SEPTEMBER 26,   SEPTEMBER 28,
(IN THOUSANDS)                    2006                  2005            2004            2003
                                  ----                  ----            ----            ----

Total assets                       $58,308              $56,221         $59,550         $56,182
Long-term debt                           -               45,058          47,775          44,950
Total liabilities                   56,196               54,844          62,031          56,521
Retained (deficit) earnings         (7,900)              (8,507)        (12,203)        (10,061)
Stockholders' (deficit)
equity                               2,112                1,378          (2,481)           (339)

(a) Per share data for all periods presented has been retroactively adjusted for the 12,010-shares-for-1 stock split declared by our board of directors in October 2002 in connection with the spin-off transaction.


                                  RISK FACTORS

         THE FOLLOWING SUMMARIZES MATERIAL RISKS THAT YOU SHOULD CAREFULLY CONSIDER BEFORE YOU DECIDE TO BUY OUR COMMON STOCK IN THIS OFFERING. ANY OF THE FOLLOWING RISKS, IF THEY ACTUALLY OCCUR, WOULD LIKELY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                          RISKS RELATED TO OUR BUSINESS

      ANY FAILURE TO SUCCESSFULLY REFINANCE OUR EXISTING SECURED INDEBTEDNESS TIMELY OR ON FAVORABLE TERMS MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS OR CASH FLOWS BY PERMITTING SECURED PARTIES TO FORECLOSE ON OUR ASSETS OR BY SUBJECTING OUR STOCKHOLDERS TO DILUTION OR IMPOSING ON US STRINGENT FINANCIAL OR OTHER RESTRICTIVE COVENANTS.

         As of January 31, 2006, we owed to Levine Leichtman Capital Partners II, L.P. ("LLCP"), our senior subordinated creditor, and Pleasant Street Investors, LLC ("PSI"), secured indebtedness with principal balances totaling approximately $44.8 million and a maturity date of October 31, 2006. We are working toward refinancing this indebtedness with other potential lenders. However, we have not entered into any definitive refinancing arrangements. If we are unable to timely refinance or repay this indebtedness, PSI and LLCP could foreclose on substantially all of our assets. Alternatively, if we are able to timely refinance this indebtedness but are unable to obtain favorable terms, existing stockholders may suffer significant dilution and we may become subject to stringent financial and other covenants that restrict our flexibility or require us to delay, scale back or eliminate portions of our operations or product development and marketing efforts.

      OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE FOOD INDUSTRY MAY AFFECT OUR OPERATIONAL PERFORMANCE AND FINANCIAL RESULTS.

         The food industry is highly competitive, and our continued success depends in part on our ability to be an efficient producer in a highly competitive industry. We face competition in all of our markets from large, national companies and smaller, regional operators. Some of our competitors, including other diversified food companies, are larger and may have greater financial resources than we have. From time to time, we experience price pressure in certain of our markets as a result of competitors' promotional pricing practices as well as market conditions generally. Our ability to reduce costs is limited to the extent efficiencies have already been achieved. Our failure to reduce costs through productivity gains would weaken our competitive position. Competition is based on product quality, distribution effectiveness, brand loyalty, price, effective promotional activities and the ability to identify and satisfy emerging consumer preferences. We may not be able to effectively compete with these larger, more diversified companies.

      THE LOSS OR CONSOLIDATION OF ANY OF OUR KEY CUSTOMERS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS BY DECREASING OUR EXISTING SALES OPPORTUNITIES AND PRICES AND INCREASING OUR MARKETING AND PROMOTIONAL EXPENSES.

         The largest purchasers of our products, Panda Restaurant Group, Inc. and Jenny Craig, Inc., accounted for approximately 31.1% and 19.0%, respectively, of our total net revenues during the fiscal year ended October 2, 2005, and approximately 36.7% and 23.1%, respectively, of our total net revenues for the quarter ended January 1, 2006. We expect that our sales to these customers will continue to constitute a significant percentage of our net revenues. The loss of either of these customers as an outlet for our products could adversely affect our competitive position and operating results.

      FUTURE DECLINES IN AIR TRAVEL AND BANKRUPTCIES OR OTHER FINANCIAL DIFFICULTIES OF OUR AIRLINE CUSTOMERS MAY ADVERSELY AFFECT OUR REVENUES, COSTS AND COLLECTIONS.

         In fiscal year 2005, sales to airline customers were approximately $30.5 million, or 18.8% of total net revenues, as compared to sales of $29.2 million in fiscal year 2004 and $29.4 million in fiscal year 2003, representing 21.8% and 21.4% of total net revenues in fiscal years 2004 and 2003, respectively. Sales to airline customers were approximately $6.4 million, or 16.0% of total net revenues for the first quarter of fiscal year 2006. Additionally, accounts receivable from airline-related customers accounted for approximately 20.8% and 33.3% of the total accounts receivable balance at October 2, 2005 and September 26, 2004, respectively. The events of September 11, 2001 significantly reduced our sales to airline customers during fiscal year 2003 and in the first half of fiscal year 2004. Two of our airline customers, Delta Airlines and Northwest Airlines, filed for Chapter 11 bankruptcy in fiscal year 2005. Approximately $134,000 of Delta Airlines receivables was written-off in fiscal year 2005. Northwest Airlines' bankruptcy filing had no financial impact on us since our receivables are due from a financially stable independent third-party distributor. Given the financial stresses now facing the airline industry, we carefully monitor our receivables from all of our customers in this sector. The ongoing effect of these events on the airline industry, airline revenues, and on our business in particular, or the impact of a future occurrence of a similar event, cannot be accurately determined and could further adversely affect our financial position, results of operations or cash flows by, among other things, decreasing our sales to and making it more difficult to collect receivables from airline customers.

      WE ARE SUBJECT TO COST FLUCTUATIONS IN OUR OPERATIONS THAT MAY ADVERSELY AFFECT OUR PROFITABILITY.

         Our business operations may experience operating cost volatility caused by external conditions, market fluctuations and changes in governmental policies. Any substantial increase in our manufacturing or operating costs, if not offset by product price increases, hedging activities or improved efficiencies, may adversely affect our operating performance, business and financial condition.

      WE ARE A MAJOR PURCHASER OF MANY COMMODITIES THAT WE USE FOR RAW MATERIALS AND PACKAGING, AND PRICE CHANGES FOR THE COMMODITIES WE DEPEND ON MAY ADVERSELY AFFECT OUR PROFITABILITY.

         We enter into contracts for the purchase of raw materials at fixed prices, which are designed to protect us against raw material price increases during their term. However, when necessary, we attempt to recover our commodity cost increases by increasing prices, promoting a higher-margin product mix and creating additional operating efficiencies. Nevertheless, the raw materials used in our business are largely commodities that experience price volatility caused by external conditions, commodity market fluctuations, currency fluctuations and changes in governmental agricultural programs.

         We also use paper products, such as corrugated cardboard, aluminum products, and films and plastics to package our products. Substantial increases in prices of packaging materials or higher prices of our raw materials could adversely affect our operating performance and financial results.

         Commodity price changes may result in unexpected increases in raw material and packaging costs, and we may be unable to increase our prices to offset these increased costs without suffering reduced volume, revenue and income. Any substantial fluctuation in the prices of raw materials, if not offset by increases in our sales prices, could adversely affect our profitability.

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

      CONCERNS WITH THE SAFETY AND QUALITY OF FOOD PRODUCTS COULD CAUSE CUSTOMERS TO AVOID OUR PRODUCTS.

         We could be adversely affected if our customers and the ultimate consumers of our products lose confidence in the safety and quality of various food products. Adverse publicity about these types of concerns, like the publicity about genetically modified organisms, "mad cow disease" and foot and mouth disease in Europe, whether or not valid, may discourage our customers from buying our products or cause production and delivery disruptions. Any negative change in customer perceptions about the safety and quality of our products could adversely affect our business and financial condition.

      IF OUR FOOD PRODUCTS BECOME ADULTERATED OR MISBRANDED, WE WOULD NEED TO RECALL THOSE ITEMS AND MAY EXPERIENCE PRODUCT LIABILITY CLAIMS IF CONSUMERS ARE INJURED AS A RESULT.

         Food products occasionally contain contaminants due to inherent defects in those products or improper storage or handling. Under adverse circumstances, food manufacturers may need to recall some of their products if they become adulterated or misbranded and may also be liable if the consumption of any of their products causes injury.

         While we have never been required to recall any of our products and we maintain insurance that we believe is adequate to cover this type of loss, a widespread product recall could result in changes to one or more of our business processes, product shortages, a loss of customer confidence in our food, or other adverse effects on our business.

         If we are required to defend against a product liability claim, whether or not we are found liable under the claim, we could incur substantial costs, our reputation could suffer and our customers might substantially reduce their existing or future orders from us.

      OUR BUSINESS IS SUBJECT TO FEDERAL, STATE AND LOCAL GOVERNMENT REGULATIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL POSITION.

         Food manufacturing operations are subject to regulation by various federal, state and local government entities and agencies. As a producer of food products for human consumption, our operations are subject to stringent production, packaging, quality, labeling and distribution standards, including regulations mandated by the Federal Food, Drug and Cosmetic Act. We cannot predict whether future regulation by various federal, state and local governmental entities and agencies would adversely affect our business and financial results.

         In addition, our business operations and the past and present ownership and operation of our properties are subject to extensive and changing federal, state and local environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. We cannot assure that environmental issues relating to presently known matters or identified sites or to other matters or sites will not require additional, currently unanticipated investigation, assessment or expenditures.

      WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS, WHICH COULD HARM OUR COMPETITIVE POSITION, RESULTING IN DECREASED REVENUE.

         We believe that our trademarks and other proprietary rights are important to our success and competitive position. Accordingly, we devote what we believe are adequate resources to the establishment and protection of our trademarks and proprietary rights. We have taken actions to establish and protect our trademarks and other proprietary rights. However, these actions may be inadequate to prevent imitation of our products by others or to prevent others from claiming violations of their trademarks and proprietary rights by us.

         From time to time we license content from third parties. While we generally require adequate indemnifications, it is possible that in the future we could face infringement actions based upon the content licensed from these third parties. If any of these claims are proved valid, through litigation or otherwise, we may be required to do any of the following, which could adversely affect our business:

         o        cease using the third party trademarks;

         o        develop our own proprietary marks; or

         o        pay financial damages.

      SOME OF OUR SIGNIFICANT CUSTOMER AND SUPPLIER CONTRACTS ARE SHORT-TERM.

         Some of our customers and suppliers operate through purchase orders or short-term contracts. Though we have long-term business relationships with many of our customers and suppliers, we cannot be sure that any of these customers or suppliers will continue to do business with us on the same basis. Additionally, though we try to renew these contracts as they come due, there can be no assurance that these customers or suppliers will renew the contracts on terms that are favorable to us, if at all. The termination of any number of these contracts may adversely affect our business and prospects, including our financial performance and results of operations.

      OUR FAILURE TO ATTRACT AND RETAIN KEY MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

         Our business requires managerial, financial and operational expertise, and our future success depends upon the continued service of key personnel. As a value-added manufacturer of quality frozen food products and custom prepared foods, we operate in a specialized industry. Our key personnel have experience and skills specific to this industry, and there are a limited number of individuals with the relevant experience and skills. Though we have employment agreements with James Rudis, our Chief Executive Officer and President, and John Steinbrun, our Chief Financial Officer and Chief Operating Officer, each of these agreements provides for voluntary resignation on the part of the executive prior to the end of the term of the agreement. If we lose any of our key personnel, our business operations could be adversely affected.

      THE LOSS OF CERTAIN OF OUR EXECUTIVE OFFICERS WOULD CONSTITUTE A CHANGE IN CONTROL AND, THEREFORE, AN EVENT OF DEFAULT UNDER OUR SECURITIES PURCHASE AND LOAN AGREEMENTS, AND WOULD LIKELY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         The loss of the services of Mr. Rudis or Mr. Steinbrun and other key personnel would likely adversely affect our business, results of operations and financial condition unless and until we were able to locate suitable replacements. In addition, our securities purchase and loan agreements with LLCP, our senior subordinated creditor, and PSI, our senior secured creditor, provide that a change in control would occur if Mr. Rudis or Mr. Steinbrun ceases to have certain management responsibilities in our business, or if Mr. Rudis does not continue to hold a minimum number of shares of our common stock. The occurrence of a change in control would permit LLCP to accelerate all indebtedness owing under the senior subordinated note we issued to it and would constitute an event of default under the securities purchase agreement. LLCP would then have the right to require us to immediately repay all of our obligations then owing to it. We may not have sufficient funds to repay this indebtedness upon an event of default. Accordingly, the occurrence of a change in control could adversely affect our financial condition, results of operations or cash flows.

      ANY FUTURE DEFAULTS UNDER OUR SECURITIES PURCHASE AND LOAN AGREEMENTS COULD RESULT IN INCREASES IN APPLICABLE INTEREST RATES, AN ACCELERATION OF OUR INDEBTEDNESS AND A FORECLOSURE ON OUR ASSETS.

         Substantially all of our assets are pledged as collateral to secure our obligations to PSI and LLCP. We have been successful in obtaining waivers, curing defaults or renegotiating the terms of our securities purchase and loan and security agreements in the past. However, we may become in default or not in compliance with applicable terms in the future. If that occurs and we are unable to cure the defaults or non-compliance, obtain waivers or renegotiate terms, then the interest rates on our indebtedness would increase, our indebtedness could become immediately due and payable, and PSI and LLCP could foreclose on our assets.

      A SMALL NUMBER OF STOCKHOLDERS BENEFICIALLY OWNS A SIGNIFICANT PERCENTAGE OF OUR OUTSTANDING COMMON STOCK AND THEREFORE COULD SIGNIFICANTLY INFLUENCE OR CONTROL MATTERS REQUIRING STOCKHOLDER APPROVAL.

         Assuming the exercise of the aggregate options issued to our executive officers and directors to purchase shares of our common stock, our executive officers and directors and stockholders who beneficially own greater than 5% of our common stock were beneficial owners, in the aggregate, of approximately 52% of our outstanding common stock as of January 31, 2006. These stockholders, if acting together, could be able to significantly influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

      OUR ARTICLES OF INCORPORATION, OUR BYLAWS AND PROVISIONS OF NEVADA LAW COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, EVEN IF DOING SO COULD BE IN OUR STOCKHOLDERS' BEST INTEREST.

         Provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be in the best interest of our stockholders. It could be difficult for a potential bidder to acquire us because our articles of incorporation and bylaws contain provisions that may discourage takeover attempts. These provisions may limit stockholders' ability to approve a transaction that stockholders may think is in their best interests. These provisions include a requirement that certain procedures must be followed before matters can be proposed for consideration at meetings of our stockholders and also include the ability of our board of directors to fix the rights and preferences of an issue of shares of preferred stock without stockholder action.

         Provisions of Nevada's business combinations statute also restrict certain business combinations with interested stockholders. We have elected not to be governed by these provisions in our amended and restated articles of incorporation. However, this election may not be effective unless we meet certain conditions under the Nevada statute.

         The provisions of our articles of incorporation, bylaws and Nevada law are intended to encourage potential acquirers to negotiate with us and allow the board of directors the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, those provisions may also discourage acquisition proposals or delay or prevent a change in control.

                         RISKS RELATED TO THIS OFFERING

      OUR COMMON STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.

         During the 52-week period ended January 31, 2006, the high and low sales prices of our common stock on Amex were $4.40 per share and $1.29 per share, respectively. Prices for our shares are determined in the marketplace and may accordingly be influenced by many factors, including, but not limited to:


         o        the depth and liquidity of the market for the shares;

         o        quarter-to-quarter variations in our operating results;

         o announcements about our performance as well as the announcements of our competitors about the performance of their business;

         o investors' evaluations of our future prospects and the food industry generally;

         o changes in earnings estimates by, or failure to meet the expectations of, securities analysts;

         o        our dividend policy; and

         o        general economic and market conditions.

         In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. These market fluctuations could adversely affect the trading price of our shares.

         The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Investors may be unable to sell their shares of common stock at or above their purchase price, which may result in substantial losses.

      FUTURE SALES OF SHARES OF OUR COMMON STOCK BY OUR STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE.

         We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. As of January 31, 2006, we had outstanding 15,260,271 shares of common stock. An aggregate of 5,771,661 of these shares were included for resale under this prospectus. As of January 31, 2006, we also had outstanding options to purchase up to 1,109,000 shares of common stock. All of the shares of common stock underlying these options are covered on an existing effective registration statement. Sales of shares of our common stock in the public market after the registration statement of which this prospectus is a part is declared effective, or the perception that those sales may occur, could cause the trading price of our common stock to decrease or to be lower than it might be in the absence of those shares or perceptions.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, including statements concerning future conditions in the airline and food industries, and concerning our future business, financial condition, operating strategies, and operational and legal risks. We use words like "believe," "expect," "may," "will," "could," "seek," "estimate," "continue," "anticipate," "intend," "goal," "future," "plan" or variations of those terms and other similar expressions, including their use in the negative, to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as to our expectations as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties, including those identified under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in these forward-looking statements are reasonable, actual conditions in the airline and food industries, and actual conditions and results in our business, could differ materially from those expressed in these forward-looking statements.
In addition, none of the events anticipated in the forward-looking statements may actually occur. Any of these different outcomes could cause the price of our common stock to decline substantially. Except as required by law, we undertake no duty to update any forward-looking statement after the date of this prospectus, either to conform any statement to reflect actual results or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of our common stock in this offering. Rather, all proceeds will be received by selling security holders.

                                 DIVIDEND POLICY

         We have never paid cash dividends on our common stock. We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future in order to conserve cash for use in our businesses. Our board of directors will periodically re-evaluate this dividend policy taking into account our operating results, capital needs, the terms of our financing arrangements and other factors. Our current financing arrangements prohibit us from paying dividends.

                            SELLING SECURITY HOLDERS

SELLING SECURITY HOLDER TABLE

         This prospectus covers the offer and sale by the selling security holders of up to an aggregate of 5,771,661 shares of common stock. The following table sets forth, to our knowledge, certain information about the selling security holders as of February 10, 2006, the date of the table, based on information furnished to us by the selling security holders. Each selling security holder has indicated to us that it is acting individually, not as a member of a group, and that neither it nor any of its affiliates has held any position or office or had any other material relationship with us in the past three years.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("Commission"), and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 15,260,271 shares of common stock outstanding as of the date of the table. Shares shown as beneficially owned after the offering assume that all shares being offered are sold.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders described below.

                                               SHARES OF                                            SHARES OF
                                             COMMON STOCK                                         COMMON STOCK
                                          BENEFICIALLY OWNED                                    BENEFICIALLY OWNED
                                           PRIOR TO OFFERING               SHARES OF              AFTER OFFERING
               NAME OF                  ------------------------         COMMON STOCK        ------------------------
          BENEFICIAL OWNER              NUMBER        PERCENTAGE         BEING OFFERED       NUMBER        PERCENTAGE
          ----------------              ------        ----------         -------------       ------        ----------
William Blair Small Cap Growth Fund
   (1)..............................    1,684,600          11.04%          1,684,600 (2)          --             --
Mac & Co............................       85,200            *                85,200 (3)          --             --
Booth & Co. FFC Rush University
   Medical Center Pension and
   Retirement.......................       47,000            *                47,000 (3)          --             --
Booth & Co. FFC Rush University
   Medical Center Endowment Account.       39,100            *                39,100 (3)          --             --
Booth & Co. FFC Hartmarx Retirement
   Income Trust.....................       29,600            *                29,600 (3)          --             --
Calhoun & Co. FFC City of Dearborn
   Policemen and Firemen Revised
   Retirement Systems...............       23,000            *                23,000 (3)          --             --
Calhoun & Co. FFC City of Dearborn
   General Employees Retirement
   System...........................       14,500            *                14,500 (3)          --             --
LB I Group Inc. (1).................    1,460,000           9.57%          1,460,000 (4)          --             --
Trustman c/o STI Classic Small Cap
   Growth Fund (1)..................    1,155,000           7.57%          1,155,000 (5)          --             --
Enable Growth Partners, L.P. (1)....      308,000           2.02%            308,000 (6)          --             --
Enable Opportunity Partners, L.P.
   (1)..............................       77,000            *                77,000 (6)          --             --
Lake Street Fund, L.P. (1)..........      348,661           2.28%            348,661 (7)          --             --
Whitebox Intermarket Partners L.P...      300,000           1.97%            300,000 (8)          --             --
Finwell & Co. FBO WTC - CTF
   Micro-Cap Equity Portfolio.......      120,000            *               120,000 (9)          --             --
Finwell & Co. FBO WTC - CIF
   Micro-Cap Equity Portfolio.......       80,000            *                80,000 (9)          --             --
_____________

*        Less than 1.00%.

(1) This selling security holder has represented to us that it is affiliated with a broker-dealer but that it is not acting as an underwriter in this offering, it purchased the shares it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(2) Power to vote or dispose of the shares is held by Karl Brewer, Principal of William Blair & Company, L.L.C. This selling security holder is affiliated with William Blair & Company, L.L.C., a registered broker-dealer that also acts as investment adviser to this selling security holder. The address for William Blair & Company, L.L.C. is 222
         W. Adams Street, Chicago, Illinois 60606.

(3) Power to vote or dispose of the shares is held by Karl Brewer, Principal of William Blair & Company, L.L.C., the investment adviser to this selling security holder.

(4) Lehman Brothers Inc. is the parent company of this selling security holder and is a registered broker-dealer. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc. The address for this selling security holder is c/o Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022,
         Attention: Henry Klein and Eric Salzman.

(5) Power to vote or dispose of the shares is held by Mark Garfinkel, as Managing Director and Portfolio Manager of Trusco Capital Management, the investment adviser to this selling security holder. The address for Mr. Garfinkel is c/o Trusco Capital Management, 50 Hurt Plaza, Suite 1400, Atlanta, Georgia 30303. This selling security holder is affiliated with Suntrust Robinson Humphrey, a registered broker-dealer.

(6) Power to vote or dispose of the shares is held by Mitch Levine, as Managing Partner of Enable Capital Management, which firm is the manager of this selling security holder. This selling security holder is affiliated with Enable Capital LLC, a registered broker-dealer of which Mitch Levine is the Managing Member.

(7) Power to vote or dispose of the shares is held by Scott Hood and Fred Astman as limited partners in and co-investment managers of this selling security holder. This selling security holder is affiliated with First Wilshire Securities Management, Inc., an NASD member firm.

(8) Power to vote or dispose of the shares is held by Andrew J. Redleaf, as Managing Member of Whitebox Intermarket Advisors, LLC, which is the general partner and the investment manager of this selling security holder.

(9) Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and acts as investment adviser to this selling security holder. In such capacity, Wellington holds voting and dispositive power over the shares held by this selling security holder and, therefore, is deemed to share beneficial ownership over those shares.

PRIVATE PLACEMENT THROUGH WHICH THE SELLING SECURITY HOLDERS OBTAINED BENEFICIAL OWNERSHIP OF THE OFFERED SHARES

         All of the shares of common stock being offered under this prospectus were acquired by the selling security holders in a transaction that closed on December 23, 2005. On that date, LLCP, a secured creditor and then principal stockholder of ours, resold to 15 institutional investors in a private transaction all of the 5,771,661 shares of our common stock that LLCP owned of record as of that date ("Offered Shares"). The Offered Shares represented approximately 38% of the shares of outstanding common stock of OFI as of that date.

         To facilitate LLCP's sale of the Offered Shares, we made various representations and warranties as a party to a stock purchase agreement with LLCP and the investors. In addition, we entered into a registration rights agreement with the investors that requires us to register for resale the Offered Shares. The registration rights agreement contains cross-indemnification provisions between us and the investors and requires, among other things, that we file a registration statement with the Commission no later than the 45th day following the closing date and cause the registration statement to be declared effective no later than the 120th day following the closing date and remain effective for a maximum of 24 months following the closing date. If we are unable to meet our obligations under the registration rights agreement, then we will be required to pay to each investor liquidated damages equal to 1% of the amount paid by the investor for the Offered Shares still owned by the investor on the date of the default and 1% of the amount paid by the investor for the Offered Shares still owned by the investor on each monthly anniversary of the date of the default that occurs prior to the cure of the default.

         LLCP has agreed via a separate letter agreement to reimburse us under certain circumstances for 50% of the liquidated damages, if any, that are actually paid by us for the period from January 1, 2007 to the earlier of June 30, 2007 and the date the registration statement is declared effective, if the registration statement is timely filed but is not declared effective prior to January 1, 2007. Assuming we do not obtain effectiveness of the registration statement of which this prospectus is a part during the 24 months following the closing date and do not receive reimbursement from LLCP, the maximum liquidated damages we would be required to pay under the registration rights agreement would be approximately $3,451,453.

         There were no material relationships between us and any of the investors who purchased the Offered Shares from LLCP. However, William Blair Small Cap Growth Fund, LB I Group Inc., and Trustman c/o STI Classic Small Cap Growth Fund each became beneficial owners of more than 5% of our outstanding common stock at the closing of the transaction with LLCP.

         The descriptions of the agreements discussed above are qualified by reference to the complete text of those agreements. However, the representations, warranties, covenants and other provisions of those agreements are not intended as documents for investors and the public to obtain factual information about the current state of affairs of our company. Rather, investors and the public should look to other disclosures contained in our reports under the Securities Exchange Act of 1934, as amended ("Exchange Act").

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when disposing of shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

         o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any of these methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended ("Securities Act"), if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

         If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

         The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

         We have agreed to pay all fees and expenses incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

         We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Nevada law and our articles of incorporation, we may indemnify any director, officer, or other person who was, is or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was serving as a director, officer, employee or agent of registrant or, at our request, of another enterprise. Nevada law generally extends this protection against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the proceeding if the person acted in good faith, in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         Under our articles of incorporation, we must advance an officer's or director's expenses incurred in defending any action or proceeding as they are incurred if we have received an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined that the person was not entitled to indemnification. Regardless of whether a director, officer, employee or agent has the right to indemnity, Nevada law and our articles of incorporation allow us to purchase and maintain insurance on the person's behalf against liability resulting from the person's corporate role.

         Our articles of incorporation provide that except as required by Nevada law, none of our directors or officers will be personally liable to us or our stockholders for damages that result from any act or omission in the person's capacity as a director or officer unless it is proven that the act or omission constituted a breach of fiduciary duty and the breach involved intentional misconduct, fraud or a knowing violation of law.

         Our 2002 Employee Stock Option Plan and 2005 Stock Plan provide that neither the members of our board of directors nor any member of the committee administering the plans shall be liable for any act, omission, or determination taken or made in good faith with respect to the plans or any awards thereunder, and members of the board and the committee shall, in addition to all other rights of indemnification and reimbursement, be entitled to indemnification and reimbursement by us in respect of any claim, loss, damage, liability or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by registrant, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising from such claim, loss, damage, liability or expense to the full extent permitted by law and under any directors' and officers' liability or similar insurance coverage that may from time to time be in effect.

         The Amended and Restated Investor Rights Agreement dated as of October 29, 2002, as amended through December 23, 2005, between us and LLCP provides that we shall, to the maximum extent permitted by applicable law, indemnify, defend and hold harmless LLCP representatives on registrant's board or committees, as well as LLCP and LLCP's employees, partners, principals, agents, attorneys, accountants, representatives and affiliates of LLCP (each an "LLCP Party"), from and against all costs, expenses, liabilities, claims, judgments, damages and losses, including all attorneys' fees and the cost of preparation and investigation, incurred in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (collectively, "Liabilities and Costs"), arising out of or in any way related to the fact that any LLCP Party is or was a director, officer, employee, agent or committee member of registrant or any subsidiary of registrant, is or was serving as an observer of the board, or is or was serving at the request of registrant as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise.

         The Investor Rights Agreement requires advancement of expenses in connection with any matter for which an LLCP Party is or may be entitled to indemnification under the Investor Rights Agreement, subject to reimbursement if and to the extent a court finally determines that the LLCP Party is not permitted to be indemnified with respect to such matter under applicable law. We also agreed to indemnify each LLCP Party from and against any and all Liabilities and Costs incurred in connection with any claim or action brought to enforce such LLCP Party's rights under the indemnification provisions of the Investor Rights Agreement or under applicable law or registrant charter or bylaws relating to indemnification, or for recovery under directors' and officers' liability insurance policies maintained by us, regardless of whether the LLCP Party is ultimately determined to be entitled to such indemnification or insurance recovery, as the case may be. If, for any reason, the foregoing indemnification is not available for any reason or is not sufficient to indemnify and hold the LLCP Parties harmless from all such Liabilities and Costs, we have agreed to contribute to the amount of all such Liabilities and Costs paid or payable by any LLCP Party in such proportion as is appropriate to reflect not only the relative benefits received by us, on the one hand, and LLCP, on the other hand, but also the relative fault of each, as well as any other equitable considerations.

         During the term of the Investor Rights Agreement, we have agreed to maintain in force and effect one or more policies of insurance covering directors' and officers' liability in an insured amount of not less than $10,000,000. The insurance policies must cover, among other things, claims asserted under federal and state securities laws and such other matters as are customary and appropriate for publicly traded companies operating in registrant's industry.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Commission allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the Commission. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this prospectus:

         o Our annual report on Form 10-K for October 2, 2005, as filed with the Commission on December 6, 2005 (File No. 1-16699);

         o Our current report on Form 8-K for December 22, 2005, as filed with the Commission on December 23, 2005 (File No. 1-16699);

         o The description of our capital stock contained in our Form 8-K for January 9, 2006, as filed with the Commission on January 9, 2006 (File No. 1-16699);

         o Our quarterly report on Form 10-Q for January 1, 2006, as filed with the Commission on January 31, 2006 (File No. 1-16699); and

         o Amendment no. 1 to our quarterly report on Form 10-Q for January 1, 2006, as filed with the Commission on April 11, 2006 (File No. 1-16699).

         Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the Commission, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

         Notwithstanding the above, information that is "furnished to" the Commission shall not be deemed "filed with" the Commission and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

         We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

                              Overhill Farms, Inc.
                             2727 East Vernon Avenue
                                Vernon, CA 90058
                          Attn: Chief Financial Officer
                            Telephone: (323) 582-9977

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed a registration statement on Form S-3 with respect to the common stock offered in this prospectus with the Commission in accordance with the Securities Act, and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and in each instance, we refer you to the full text of the document which is filed as an exhibit to the registration statement. Each statement concerning a document which is filed as an exhibit should be read along with the entire document. For further information regarding us and the common stock offered in this prospectus, we refer you to this registration statement and its exhibits and schedules, which may be inspected without charge at the Commission's Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

         The Commission also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the Commission. The Commission's website address is http://www.sec.gov.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this offering will be passed upon for us by Rutan & Tucker, LLP, Costa Mesa, California.

                                     EXPERTS

         The financial statements of Overhill Farms, Inc. appearing in Overhill Farms, Inc.'s Annual Report (Form 10-K) for the year ended October 2, 2005 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                          TRANSFER AGENT AND REGISTRAR

         The stock transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its telephone number is (212) 936-5100.

                              OVERHILL FARMS, INC.



                                   PROSPECTUS













                                 APRIL 13, 2006




         NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT ARE USED TO MAKE A SALE PURSUANT TO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT, THERE IS NO IMPLICATION THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.